UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2012

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-13146

Oregon	93-0816972
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR	97035
(Address of principal executive offices)	(Zip Code)

(503) 684-7000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers;
Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

Amendment to 2010 Amended and Restated Stock Incentive Plan

On October 30, 2012 the Compensation Committee recommended, and the Board of Directors approved, subject to approval of the Company’s shareholders, amendments to the Company’s 2010 Amended and Restated Stock Incentive Plan to increase the total number of shares reserved for issuance under the Plan since its inception by 1,500,000 shares, from 2,825,000 shares to 4,325,000 shares. The amendment also increased the dollar value of the automatic restricted stock grants made to non-employee directors immediately following each Annual Meeting of Shareholders, from $60,000 to $80,000. The Board of Directors approved a corresponding decrease of the same dollar amount in the cash component of director compensation from $75,000 to $55,000, to achieve a weighting of total director compensation of approximately 60% equity and 40% cash, in order to enhance the alignment of interests between directors and shareholders.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a) On October 30, 2012 the Board of Directors approved an amendment to the Company’s Bylaws in order to decrease the number of directors from eleven to ten, effective as of January 9, 2013.

A copy of the Amendment to the Bylaws of The Greenbrier Companies, Inc. is attached as Exhibit 3.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

3.1	Amendment to the Bylaws of the Greenbrier Companies, Inc. dated October 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENBRIER COMPANIES, INC.

Date: November 5, 2012	By:	/s/ Martin R. Baker
Martin R. Baker Senior Vice President, General Counsel and Chief Compliance Officer

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